Exhibit 10.9

ALTIRIS, INC.

SENIOR MANAGEMENT SEVERANCE PLAN

ARTICLE I

INTRODUCTION

The Altiris, Inc. Senior Management Severance Plan (the “Plan”) was established effective October 20, 2005. The purpose of the Plan is to provide severance benefits to certain eligible senior management employees whose active employment with Altiris, Inc. (“Altiris”) or any subsidiary is involuntarily terminated following a change in control of Altiris, as defined below. This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company with respect to the employees covered hereby. The Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and this document is both the Summary Plan Description and the official Plan Document which governs the operation of the Plan.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Whenever used in the Plan, the following terms shall have the meanings set forth below.

A. Base Salary. “Base Salary” shall mean the Participant’s gross annual base salary, exclusive of bonuses, commissions and other incentive pay.

B. Board. “Board” shall mean the Board of Directors of Altiris, Inc.

C. Cause. “Cause” shall mean (i) an act of fraud or personal dishonesty undertaken by a Participant in connection with the Participant’s responsibilities as an employee, (ii) a Participant’s conviction of, or plea of nolo contendere to, a felony, (iii) Participant’s gross misconduct, (iv) a Participant’s continued substantial violations of his or her employment duties after Participant has received a written demand for performance from the Company, (v) the Participant’s breaching, in any material respect, the terms of any confidentiality or proprietary information agreement with the Company, or (vi) a determination by the Plan Administrator that the Participant has committed a material violation of the Code of Conduct or other Company policies, as altered from time to time by the Company.

D. Change in Control. A “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company)); or (iv) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

E. COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

F. Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

G. Company. “Company” shall mean Altiris, Inc., any subsidiary corporations, any successor entities as provided in Article VIII hereof, and any parent or subsidiaries of such successor entities.

H. Disability. “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.

I. Effective Date. “Effective Date” shall mean October 20, 2005.

J. Employee. “Employee” shall mean a full-time regular employee of the Company.

K. Involuntary Termination. “Involuntary Termination” shall mean (i) without the Participant’s express written consent, a comprehensive and substantial reduction in all or most of the Participant’s primary duties, authority and responsibilities compared to the Participant’s duties, authority and responsibilities immediately prior to such reduction; (ii) without the Participant’s express written consent, a significant reduction in the Participant’s Base Salary compared to the Participant’s Base Salary in effect immediately prior to such reduction; provided, however, that a reduction in the Participant’s Base Salary of less than twenty percent (20%) or a reduction in the Participant’s Base Salary that is part of an overall reduction in compensation also applied to other senior executives of the Company as a result of decreased business performance by the Company or one of its business units, shall not constitute an Involuntary Termination; (iii) any termination of the Participant’s employment by the Company other than termination for Disability or for Cause; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Article VIII.

L. Notice of Participation. “Notice of Participation” shall mean an individualized written notice of participation in the Plan from the Vice President of Human Resources.

M. Participant. “Participant” shall mean an Employee who meets the eligibility requirements of Article III.

N. Plan. “Plan” shall mean this Altiris, Inc. Senior Management Severance Plan.

O. Plan Administrator. “Plan Administrator” shall mean Altiris, Inc. through the Board of Directors of the Company, or its committee or designate.

P. Plan Year. “Plan Year” shall mean the Company’s fiscal year.

Q. Severance Payment. “Severance Payment” shall mean the payment of severance compensation as provided in Article IV hereof.

ARTICLE III

ELIGIBILITY

A. Waiver. As a condition of receiving benefits under the Plan, an Employee must sign a general waiver and release (the “Release”) on a form provided by the Company and not revoke the Release within the time permitted under applicable state or federal law.

B. Participation in Plan. Each Employee who is presented with a Notice of Participation by the Human Resources Vice President of the Company, and who signs and timely returns such Notice to the Company’s Human Resource Vice President, shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan when he or she ceases to be an employee of the Company (unless such Participant is then entitled to a Severance Payment under the Plan) or with respect to future Plan Years upon receiving written notice from the Plan Administrator, in accordance with XII.A herein, at least thirty (30) days prior to the beginning of any Plan Year, unless such Participant has incurred an Involuntary Termination prior to the receipt of such notice. A Participant entitled to a Severance Payment shall remain a Participant in the Plan until the full amount of the benefits has been delivered to the Participant. Upon receipt of all the Severance Payments, the Participant releases the Company from any and all further obligations under the Plan.

C. Benefit Ineligibility. Employees are not eligible for benefits under this Plan under any of the following conditions: (i) if he or she is classified by the Company as a temporary employee or temporary agency worker; (ii) if the Company is not treating the individual as a common-law employee, as conclusively evidenced by not withholding taxes from the individual’s compensation, even if the individual is determined by a governmental agency or court to be a common-law employee of the Company; (iii) if he or she is covered under a separate written agreement or employment contract with the Company relating to severance benefits that is in effect at the time of his or her termination of employment with the Company; (iv) if he or she is on an unpaid leave of absence without a right of reinstatement; or (v) if he or she is otherwise ineligible under Article IV of this Plan.

ARTICLE IV

SEVERANCE BENEFITS

A. Involuntary Termination Following a Change in Control. If the Participant’s employment with the Company terminates as a result of an Involuntary Termination at any time within six (6) months following a Change in Control, the Participant shall be entitled to receive the following severance benefits:

1. Severance Payment. Participant shall receive a cash lump sum payment equal to the sum of (i) twelve (12) months of the Participant’s Base Salary (as in effect immediately prior to the Change in Control), plus (ii) 100% of the Participant’s target bonus (based on achievement of 100% performance levels under the bonus plan) for the year in which the Change in Control occurs. The payment shall be made subject to the Participant’s compliance with Article VI, and shall be in lieu of any other severance or severance type benefits to which the Participant may be entitled under any other Company-sponsored plan, practice or arrangement.

2. Option Vesting and Restricted Stock.

(i) With respect to any Company stock options held by the Participant as of the date of such Involuntary Termination, the Company shall fully accelerate the vesting of any and all of the Participant’s remaining unvested stock options and such stock options shall be immediately exercisable, in accordance with the applicable stock plan and Company policy.

(ii) With respect to any shares of Company common stock held by the Participant that is, at the time of such Involuntary Termination, subject to the Company’s repurchase right upon termination of the Participant’s employment (“Restricted Stock”), the Company shall waive or release such repurchase right in full.

3. Benefits Continuation. Company shall provide Participant with health, dental, and vision coverage benefits during the period of twelve (12) months following the date of termination of employment due to an Involuntary Termination, provided, however, that the Participant elects COBRA within the time period prescribed pursuant to COBRA, and life insurance benefits for the period of twelve (12) months following the date of Involuntary Termination, at the same level as each such benefit was in effect for the Participant on the date immediately preceding the Involuntary Termination.

B. Retention Payment. If, following a Change in Control, a Participant remains continuously employed by the Company or a successor from the date of a Change in Control through the six-month anniversary of a Change in Control, the Participant shall be entitled to receive the severance benefits provided in Article IV.A of this Plan (“Retention Payment”). The Retention Payment shall be paid subject to Participant’s compliance with Article VI and will not be paid for any partial completion of the six-month period of employment, even if termination of employment is due to the Participant’s death or Disability; provided that nothing in this Article IV.B shall affect the rights and benefits of a Participant under Article IV.A above in the event of an Involuntary Termination following a Change of Control.

C. Voluntary Resignation; Termination for Cause. If the Participant’s employment terminates by reason of the Participant’s voluntary resignation (and is not an Involuntary Termination) or if the Company terminates the Participant for Cause, then, unless the Participant has satisfied the conditions for the Retention Payment in Article IV.B, the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefit plans and policies at the time of such termination.

D. Disability; Death. If the Participant’s employment terminates by reason of the Participant’s death, or by reason of Participant’s Disability, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefit plans and policies at the time of such death or Disability.

E. Integration with Other Payments. Should the Plan Administrator, in its sole and absolute discretion, determine that any other benefits are or may become payable, including but not limited to workers’ compensation wage replacement benefits, severance pay, or similar benefits under benefit plans, severance programs, employment contracts, or applicable laws such as the Workers’ Adjustment and Retraining Notification (WARN) Act, Participant’s benefits under this Plan may be reduced accordingly. The Plan Administrator will determine how to apply this provision, and may override other provisions in this Plan in doing so.

F. Time of Payment. Severance Payments will be paid as soon as administratively feasible after Participant’s termination of employment or satisfaction of conditions to receive a Retention Payment, except that Participant’s Severance Payments will not be payable until the expiration of any revocation time under applicable state and federal law.

ARTICLE V

GOLDEN PARACHUTE EXCISE TAX AND NON-DEDUCTIBILITY LIMITATIONS

In the event that a payment or benefit received or to be received by the Participant could result in all or portion of such payment to be subject to the excise tax under Section 4999 of the Code, then the Participant’s payment shall be either (i) the full payment, or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Article V shall be made by Ernst & Young or any other nationally recognized accounting firm that is the Company’s outside auditor at the time of such determination (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determination to the Company and the Participant. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling the Participant to a payment under this Plan. For purposes of making a calculation required by this Article, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the applications of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Article. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with the any calculations contemplated by this Article.

ARTICLE VI

COVENANT NOT TO SOLICIT

The Company’s obligations to provide severance pay as provided in Article IV shall be expressly conditioned upon the Participant’s covenant not to solicit as provided herein. In the event the Participant breaches his or her obligations to the Company as provided herein, the Company’s obligations to make severance payments to the Participant pursuant to Article IV shall cease, without prejudice to any other remedies that may be available to the Company.

A. Covenant Not to Solicit. The Participant shall not, for a period of one (1) year after the Participant’s termination of employment due to an Involuntary Termination following a Change in Control or after receiving a Retention Payment: (i) solicit, encourage or take any other action which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company. The foregoing shall not prohibit the Participant or any entity with which the Participant may be affiliated from hiring a former employee of the Company, provided that such hiring results exclusively from such former employee’s affirmative response to a general recruitment effort. In addition, Participant shall not, for a period of one (1) year after the Participant’s termination of employment due to an Involuntary Termination following a Change in Control or after receiving a Retention Payment, directly or indirection solicit or attempt to solicit the business of any Company customers or clients either for himself/herself or for any other person or entity.

ARTICLE VII

EMPLOYMENT STATUS; WITHHOLDING

A. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

B. Taxation of Plan Payments. All amounts paid pursuant to this Plan shall be subject to all applicable payroll and withholding taxes.

ARTICLE VIII

SUCCESSORS TO COMPANY AND PARTICIPANTS

A. Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

B. Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

ARTICLE IX

DURATION, AMENDMENT AND TERMINATION

A. Duration. This Plan shall be effective for consecutive one year periods unless terminated by the Board, provided that any such termination shall be effective only with respect to future Plan Years and that no such termination shall be effective before the 2007 Plan Year end. Participants shall be given notice of a Plan termination within ten (10) days of the Board’s decision. A termination of this Plan pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the right of a Participant whose employment termination date occurred prior to the termination date of the Plan to receive any Severance Payment to which such Participant is then entitled under the terms of the Plan.

B. Amendment and Termination. The Board or, if authorized by the Board, the Plan Administrator, shall have the discretionary authority to amend the Plan at any time prior to a Change in Control, except no such amendment shall reduce benefits payable to Participants under the Plan without Participant consent. Subject to the provisions of Article IX.A above, the Plan may be terminated prior to a Change in Control by the Board. If a Change in Control occurs, the Plan shall no longer be subject to amendment, change or termination in any respect with respect to severance benefits for an Involuntary Termination following a Change in Control or a Retention Payment.

ARTICLE X

PLAN ADMINISTRATION

A. Plan Administrator. The Plan shall be administered by the Plan Administrator. Subject to the provisions set forth in this Plan and to the specific duties delegated by the Board of Directors to the Plan Administrator, the Company as the Plan Administrator shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Plan Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:

•	discretionary authority to construe and interpret the terms of the Plan, to determine eligibility (including a determination whether a Participant has experienced an Involuntary Termination), and to determine the amount, manner and time of payment of any benefits hereunder;

•	to prescribe procedures to be followed by the Participants for purposes of Plan participation and distribution of benefits; and

•	to take such other action as may be necessary and appropriate for the proper administration of the Plan.

B. Procedures. The Plan Administrator may adopt such rules, regulations and bylaws and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any rule or decision that is not inconsistent with the provisions of the Plan shall be conclusive and binding upon all persons affected by it, and there shall be no appeal from any ruling by the Plan Administrator that is within its authority, except as otherwise provided herein.

ARTICLE XI

CLAIMS AND APPEALS PROCEDURES

A. Claim Dispute. If any person (Claimant) believes that benefits are being denied improperly, the Claimant must file a formal written claim with the Plan Administrator. Any claim may only relate to a matter under the Plan and not to any matter under the separation procedures or any other Company policy, practice or procedure.

B. Time for Filing Claims. A formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts upon which the claim is based, unless the Plan Administrator in writing consents otherwise.

C. Claim Procedure. A written claim should be sent to the General Counsel, Altiris, Inc., 588 West 100 South, Lindon, Utah 84042.

If the written claim is denied, in whole or in part, the Claimant will receive notice from the General Counsel, including the specific reason for the denial, within ninety (90) days of the date the claim was received. In some cases, more than ninety (90) days may be needed to make a decision. In such cases, the Claimant will be notified in writing, within the initial ninety (90) day period, of the reason more time is needed. An additional ninety (90) days may be taken to make the decision if the Claimant is sent such a notice. The extension notice will show the date by which the decision will be sent.

If no response is received by Claimant within the ninety (90) day period, the claim is considered denied.

The appeal procedure which follows gives the rules for appealing a denied claim.

D. Appeal Procedures. A claimant may use this procedure if:

•	no reply at all is received by the claimant within ninety (90) days after filing the claim;

•	a notice has extended the time an additional ninety (90) days and no reply is received within one-hundred-and-eighty (180) days after filing the claim; or

•	written denial of the claim for benefits or other matters is received within the proper time limit and the Claimant wishes to appeal the written denial.

If a claim for benefits is denied, in whole or in part, either expressly or by virtue of the Claimant not having received a reply, the Claimant or other duty authorized person, may appeal this denial in writing within sixty (60) days after the denial is or should have been received. Written request for review of any denied claim should be sent directly to the Altiris, Inc. Senior Management Severance Plan Appeal Committee, Legal Department, Altiris, Inc., 588 West 100 South, Lindon, Utah 84042, Attn: General Counsel. The Plan Administrator serves as the final review under the Plan for all Participants. Unless the Plan Administrator sends notice in writing that the claim is a special case needing more time, the Plan Administrator will conduct a review and decide on the appeal of the denied claim within sixty (60) days after receipt of the written request for review. If more time is required to make a decision, the Plan Administrator will send notice in writing that there will be a delay and give the reasons for the delay. In such cases, the Plan Administrator may have sixty (60) days more, a total of one-hundred-and-twenty (120) days, to make its decision.

Procedure:

If the Claimant sends a written request for review of a denied claim, the Claimant has the right to:

•	Review pertinent Plan documents which may be obtained by sending a written claim to the General Counsel, Altiris, Inc., 588 West 100 South, Lindon, Utah 84042; and

•	Send to the Plan Administrator a written statement of the issues and any other documents in support of the claim for benefits or other matter upon review.

The Plan Administrator’s decision shall be given to the Claimant in writing within sixty (60) days or, if extended, one-hundred-and-twenty (120) days, and shall include specific reasons for the decision. If the Plan Administrator does not give its decision on review within the appropriate time span, the Claimant may consider the claim denied.

ARTICLE XII

NOTICE

A. General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Company’s General Counsel, 588 West 400 South, Lindon, Utah 84042,

B. Notice of Termination by the Company. Any termination by the Company of the Participant’s employment with the Company shall be communicated by a notice of termination to the Participant at least fourteen (14) days prior to the date of such termination (or at least thirty (30) days prior to the date of a termination by reason of the Participant’s Disability). Such notice shall indicate the specific termination provision or provisions in this Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

C. Notice by the Participant of Involuntary Termination by the Company following a Change in Control. In the event that the Participant determines that an Involuntary Termination following a Change in Control has occurred, the Participant shall give written notice to the Company that such Involuntary Termination or has occurred. Such notice shall be delivered by the Participant to the Company within thirty (30) days following the date on which such Involuntary Termination or occurred, shall indicate the specific provision or provisions in this Plan upon which the Participant relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

A. No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any benefits contemplated by this Plan, nor shall any such benefits be reduced by any earnings or benefits that the Participant may receive from any other source.

B. Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

C. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void. However, payments and benefits under the Plan may be reduced or offset by any amount a Participant may owe the Company, to the extent permitted by applicable law.

D. Assignment by Company. The Company may assign its rights under this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term “Company” when used in this Plan shall mean the corporation that actually employs the Participant.

E. ERISA Rights.

•	Rights of a Plan Participant Under ERISA

As a participant in the Altiris, Inc. 2005 Senior Management Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

•	Receive Information About Your Plan and Benefits

(i) Examine, without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor, if any, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(ii) Obtain, on written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any, and updated summary Plan description. The Plan administrator may make a reasonable charge for the copies.

•	Prudent Action by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefits plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan participants. No one, including a participant’s employer or any other person may fire or otherwise discriminate against a participant in any way for the purpose of preventing a participant from obtaining a benefit or exercising rights under ERISA.

•	Enforce Your Rights

If any claim for a benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules, under the Plan’s claims procedures (see Article XI entitled “Claims and Appeal Procedures”).

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such cases, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until the materials are received, unless they were not sent because of reasons beyond the control of the administrator. If your claim for severance is denied or ignored, in whole or in part, and you have exhausted the claims procedures available to you under the Plan (see Article XI entitled “Claims and Appeal Procedures”), you may file suit in a state or Federal court. If you are discriminated against for asserting rights under the Plan you may seek assistance from the U.S. Department of Labor or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a participant is successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim was frivolous.

•	Assistance With Your Questions

If you have any questions about the Plan, you should contact the Vice President, Human Resources, Altiris, Inc., 588 West 400 South, Lindon, Utah 84042. If you have any questions about this statement of participants’ rights, or about rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor (listed in a telephone directory) or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C., 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

•	Governing Law

This Plan is a welfare plan subject to the Employee Retirement Income Security Act of 1974 and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Utah (excluding its choice of laws statutes or common law) shall apply.

F. ERISA Information

Plan Name:	Altiris, Inc. Senior Management Severance Plan

Plan Sponsor:	Altiris, Inc. 588 West 400 South Lindon, UT 84042

Identification Numbers:	EIN: 87-0616516 PLAN: 504

Agent for Service of Legal Process:	Altiris, Inc. Attention: General Counsel 588 West 400 South Lindon, UT 84042